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EXHIBIT 24(b) 10

Law Offices
Drinker Biddle & Reath LLP
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, PA 19107-3496
Telephone:  215-988-2700
Fax: 215-988-2757

February 25, 1998

Stratton Monthly Dividend REIT Shares, Inc.
610 W. Germantown Pike
Suite 300
Plymouth Meeting, PA 19462-1050

     RE:  STRATTON MONTHLY DIVIDEND REIT SHARES, INC.
          POST-EFFECTIVE AMENDMENT NO. 18 TO REGISTRATION
          STATEMENT ON FORM N-1A
          (REGISTRATION NO. 2-42379
          -----------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel for Stratton Monthly Dividend REIT Shares, Inc., A Maryland corporation (the "Fund"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 18 to the Fund's Registration Statement under the Securities Act of 1933, as amended (the "Registration Statement").

          The Fund is an open-end investment company authorized to issue a total of 10,000,000 shares ("Shares") of common stock, par value $1.00 per share. The Board of Directors have previously authorized the issuance of Shares to the public.

          We have reviewed the Fund's Articles of Incorporation, its by-laws, resolutions adopted by its Board of Directors and holders of its Shares, and such other legal and factual matters as we have deemed appropriate. We assume that the Shares have been or will be issued against payment therefor pursuant to and for the consideration provided for in the Registration Statement, and that the number of outstanding Shares has not and will not exceed the number of Shares authorized.

          This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

          Based upon the foregoing, it is our opinion that all of the Shares issued by the Fund since January 1, 1997 that were not included in our opinions dated February 26, 1997 and February 27, 1997, were validly issued, fully paid and non-assessable by the Fund, and further, that the Shares issued after the date hereof pursuant to and for the consideration provided for in the Registration Statement will be, when so issued, validly issued, fully paid and non-assessable by the Fund.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 18 to the Fund's Registration Statement.

                                    Very truly yours,


                                    /s/Drinker Biddle & Reath LLP
                                    DRINKER BIDDLE & REATH LLP